As filed with the Securities and Exchange Commission on October 1, 2010

Registration No. 333-09739

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONTINENTAL AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	74-2099724
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1600 Smith Street, Dept. HQSEO

Houston, Texas 77002

(Address, including Zip Code, Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Thomas J. Sabatino, Jr.

Executive Vice President,

General Counsel and Secretary

Continental Airlines, Inc.

1600 Smith Street, Dept. HQSEO

Houston, Texas 77002

(713) 324-5000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this form is a post effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post Effective Amendment No. 1”) relates to the registration statement on Form S-3 (Registration No. 333-09739) (the “Registration Statement”) filed by Continental Airlines, Inc., a Delaware corporation (“Continental”), on August 15, 1996 with the Securities and Exchange Commission (the “Commission”). The Registration Statement registered Warrants, Class A Common Stock and Class B Common Stock and sales by certain Selling Securityholders.

On May 2, 2010, Continental entered into an Agreement and Plan of Merger (the “Merger Agreement”) with UAL Corporation, a Delaware corporation (“UAL”), and JT Merger Sub Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of UAL. Pursuant to the Merger Agreement, on October 1, 2010, Merger Sub merged with and into Continental (the “Merger”), with Continental continuing as the surviving corporation and as a wholly owned subsidiary of UAL. Upon completion of the Merger, each outstanding share of Continental common stock, par value $0.01 per share, was converted into the right to receive 1.05 shares of UAL common stock, par value $0.01 per share.

As a result of the Merger, Continental has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, by means of this Post-Effective Amendment, Continental hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by Continental in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 1st day of October, 2010.

CONTINENTAL AIRLINES, INC.

By:	/s/ Zane C. Rowe
	Name:	Zane C. Rowe
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on October 1, 2010.

SIGNATURE	TITLE

/s/ Jeffery A. Smisek Jeffery A. Smisek	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Zane C. Rowe Zane C. Rowe	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Chris T. Kenny Chris T. Kenny	Vice President and Controller (Principal Accounting Officer)

/s/ Peter D. McDonald Peter D. McDonald	Director

/s/ James Compton James Compton	Director

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